Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports Third Consecutive Profitable Quarter

Company posts third quarter net income of $1.9 million and $0.07 per share compared to
$2.0 million and $0.07 per share in 2006;
Non-GAAP EPS for third quarter was $0.09 compared to $0.00 per share in 2006

ATLANTA, GA…(November 1, 2007)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that revenues for the third quarter of 2007 increased 11 percent to $22.2 million compared to $20.0 million in the third quarter of 2006.  Net income in the third quarter of 2007 was $1.9 million and $0.07 per basic and fully diluted common share, compared to net income of $2.0 million and $0.07 per basic and fully diluted common share in the third quarter of 2006.

Excluding a $601,000 charge related to stock-based compensation, non-GAAP net income in the third quarter of 2007 was $2.5 million and $0.09 per basic and fully diluted common share.  Excluding a net $2.0 million gain related to the settlement of an insurance dispute, and a $185,000 charge related to stock-based compensation, non-GAAP net income in the third quarter of 2006 was $170,000 and $0.00 per basic and fully diluted common share.

Revenues for the first nine months of 2007 increased 16 percent to $69.7 million compared to $60.2 million in the first nine months of 2006.  Net income in the first nine months of 2007 was $4.6 million and $0.17 per basic and $0.16 per fully diluted common share, compared to net income of $415,000 and a net loss of ($0.01) per basic and fully diluted common share in the first nine months of 2006.

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Excluding a $1.5 million charge related to stock-based compensation, an $821,000 charge for the change in the valuation of the derivative related to the Company’s preferred stock, and a $786,000 charge related to post employment benefits, non-GAAP net income in the first nine months of 2007 was $7.7 million and $0.29 per basic and $0.28 per fully diluted common share.  Excluding a net $2.0 million gain related to the settlement of an insurance dispute, an $832,000 charge related to stock-based compensation, and a $448,000 charge related to post employment benefits, non-GAAP net loss in the first nine months of 2006 was ($298,000) and ($0.04) per basic and fully diluted common share.

“Excluding orthopaedic tissue processing revenues of $566,000 in 2007 and $1.7 million in 2006, non-GAAP revenues for the third quarter of 2007 increased 18 percent compared to 2006,” stated Steven G. Anderson, president and CEO of CryoLife, Inc. “The increase in non-GAAP earnings in the third quarter reflects our continued growth in our core cardiac and vascular tissue processing business, as well as our ability to expand gross margins while keeping general and administrative expenses relatively flat on an adjusted basis.”

Tissue processing revenues in the third quarter of 2007 increased 10 percent to $11.3 million compared to $10.3 million in the third quarter of 2006.  Tissue processing revenues in the first nine months of 2007 increased 21 percent to $36.0 million compared to $29.8 million in the first nine months of 2006.  Tissue processing revenues increased primarily due to an increase in demand for the Company’s cardiac and vascular processed tissues and increased availability of these tissues due to improvements in procurement.

Combined cardiac and vascular tissue processing revenues in the third quarter of 2007 increased 25 percent to $10.8 million compared to $8.7 million in the third quarter of 2006.  Combined cardiac and vascular tissue processing revenues in the first nine months of 2007 increased 31 percent to $32.4 million compared to $24.6 million in the first nine months of 2006.  Combined cardiac and vascular tissue processing revenues increased primarily due to an increase in demand for the Company’s processed tissues and increased availability of tissues due to improvements in procurement.

Orthopaedic tissue processing revenues in the third quarter of 2007 decreased 66 percent to $566,000 compared to $1.7 million in the third quarter of 2006.  Orthopaedic tissue processing revenues in the first nine months of 2007 decreased 30 percent to $3.7 million compared to $5.2 million in the first nine months of 2006.  Orthopaedic tissue processing revenues declined during 2007 because the Company discontinued procuring and processing such tissues in the first quarter of 2007.

BioGlue® revenues were $10.3 million for the third quarter of 2007 compared to $9.4 million in the third quarter of 2006, an increase of 9 percent.  U.S. BioGlue revenues were $7.4 million and $7.1 million in the third quarter of 2007 and 2006, respectively.  International BioGlue revenues were $2.9 million and $2.3 million in the third quarter of 2007 and 2006, respectively.

BioGlue revenues were $32.4 million for the first nine months of 2007 compared to $29.5 million in the first nine months of 2006, an increase of 10 percent.  U.S. BioGlue revenues were $23.4 million and $22.0 million in the first nine months of 2007 and 2006, respectively.  International BioGlue revenues were $9.0 million and $7.5 million in the first nine months of 2007 and 2006, respectively.

Total product and tissue processing gross margins were 63 percent in the third quarter of 2007 compared to 57 percent in the third quarter of 2006.  Total product and tissue processing gross margins were 61 percent in the first nine months of 2007 compared to 56 percent in the first nine months of 2006.  Tissue processing gross margins in the third quarter of 2007 were 42 percent compared to 33 percent in the third quarter of 2006.  Tissue processing gross margins in the first nine months of 2007 were 41 percent compared to 30 percent in the first nine months of 2006.  The increase in total product and tissue processing gross margins was primarily the result of price increases.

General, administrative, and marketing expenses in the third quarter of 2007 were $11.2 million compared to $8.5 million in the third quarter of 2006.  Excluding a $601,000 charge related to stock-based compensation, non-GAAP general, administrative, and marketing expenses in the third quarter of 2007 were $10.6 million.  Excluding a net $2.0 million gain related to the settlement of an insurance dispute, and a $185,000 charge related to stock-based compensation, non-GAAP general, administrative, and marketing expenses in the third quarter of 2006 were $10.4 million.

General, administrative, and marketing expenses in the first nine months of 2007 were $34.4 million compared to $30.1 million in the first nine months of 2006.  Excluding a $1.5 million charge related to stock-based compensation, and a $786,000 charge related to post employment benefits, non-GAAP general, administrative, and marketing expenses in the first nine months of 2007 were $32.1 million.  Excluding a net $2.0 million gain related to the settlement of an insurance dispute, an $832,000 charge related to stock-based compensation, and a $448,000 charge related to post employment benefits, non-GAAP general, administrative, and marketing expenses in the first nine months of 2006 were $30.8 million.

Research and development expenses were $1.1 million and $826,000 in the third quarters of 2007 and 2006, respectively.  Research and development expenses were $3.1 million and $2.6 million in the first nine months of 2007 and 2006, respectively.

As of September 30, 2007, the Company had  $14.2 million in cash, cash equivalents and marketable securities (at market), of which $1.5 million was received from the U.S. Department of Defense as advance funding for the development of protein hydrogel technology for use on the battlefield.

Financial Guidance

The Company now expects product and tissue processing revenues for the full year of 2007 to be near or slightly below the lower end of its previously announced range of revenue guidance, which is $93.0 million.

The Company expects general, administrative, and marketing expenses of between $45.5 million and $47.0 million, and research and development expenses of between $4.0 million and $5.0 million for the full year of 2007.

The Company expects product and tissue processing revenues for the full year of 2008 to be between $100.0 million and $104.0 million.

The Company expects BioGlue revenues to be between $47.0 million and $49.0 million, and tissue processing revenues to be between $52.0 million and $54.0 million for the full year of 2008.  Other implantable medical device revenues are expected to be approximately $1.0 million in 2008.

The Company expects general, administrative, and marketing expenses of between $48.0 million and $51.0 million, and research and development expenses of between $6.0 million and $8.0 million for the full year of 2008.  The research and development expectations include an estimate of up to $1.6 million to be funded by the U.S. Department of Defense in connection with the development of BioFoam.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available November 1 – November 8, 2007 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The account number for the replay is 244, and the conference number is 257727.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve which is CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2007 and 2008 revenues, general and administrative expenses, and research and development expenses.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that the Company's strategic directives may not generate anticipated revenue and earnings growth, the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, that the Company's SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending or future litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, and that the Company may be unable to obtain sufficient financing to fully pursue its strategic plan.  These risks and uncertainties include the risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2006, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

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CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Revenues:
Preservation services	$11,347	$10,319	$36,019	$29,839
Products	10,545	9,687	33,096	30,308
Other	268	12	580	74
Total revenues	22,160	20,018	69,695	60,221

Costs and expenses:
Preservation services	6,575	6,954	21,183	20,751
Products	1,615	1,576	5,444	5,581
General, administrative, and marketing	11,240	8,549	34,417	30,106
Research and development	1,098	826	3,134	2,572
Interest expense	178	169	518	504
Interest income	(158)	(94)	(360)	(304)
Change in valuation of derivative	--	44	821	111
Other (income) expense, net	(350)	4	(248)	348
Total costs and expenses	20,198	18,028	64,909	59,669

Earnings before income taxes	1,962	1,990	4,786	552
Income tax expense	55	12	234	137
Net income	$1,907	$1,978	$4,552	$415

Effect of preferred stock dividends	--	(243)	(243)	(730)
Net income (loss) applicable to common shares	$1,907	$1,735	$4,309	$(315)

Income (loss) per common share:
Basic	$0.07	$0.07	$0.17	$(0.01)
Diluted	$0.07	$0.07	$0.16	$(0.01)

Weighted average common shares outstanding:
Basic	27,501	24,847	25,998	24,804
Diluted	28,056	25,118	26,673	24,804

Revenues from:
Cardiovascular tissue	$5,566	$4,189	$15,587	$11,550
Vascular tissue	5,215	4,468	16,782	13,066
Orthopaedic tissue	566	1,662	3,650	5,223
Total preservation services	11,347	10,319	36,019	29,839

BioGlue	10,280	9,444	32,373	29,534
Other implantable medical devices	265	243	723	774
Total products	10,545	9,687	33,096	30,308

Other	268	12	580	74
Total revenues	$22,160	$20,018	$69,695	$60,221

Domestic revenues	$18,847	$17,297	$59,659	$51,497
International revenues	3,313	2,721	10,036	8,724
Total revenues	$22,160	$20,018	$69,695	$60,221

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)

Cash and cash equivalents, marketable securities,	$14,168	$8,669
at market, and restricted securities
Trade receivables, net	12,931	12,553
Other receivables	1,439	1,403
Deferred preservation costs, net	25,267	19,278
Inventories	5,571	5,153
Total assets	90,892	79,865
Shareholders’ equity	59,256	52,088

CRYOLIFE, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Non-GAAP Net Income (Loss)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income – as reported	$1,907	$1,978	$4,552	$415

Adjustments to net income:
Insurance settlement	--	(1,993)	--	(1,993)
Stock-based compensation	601	185	1,524	832
Post employment benefits	--	--	786	448
Change in valuation of derivative	--	--	821	--

Non-GAAP net income (loss)	$2,508	$170	$7,683	$(298)

Effect of preferred stock dividends	--	(243)	(243)	(730)
Non-GAAP net income (loss) applicable to
common shares	$2,508	$(73)	$7,440	$(1,028)

Weighted average common shares
outstanding – Basic	27,501	24,847	25,998	24,804

Non-GAAP income (loss) per
common share – Basic	$0.09	$(0.00)	$0.29	$(0.04)

Numerator for non-GAAP diluted income (loss) per
common share:
Non-GAAP net income (loss)	$2,508	170	$7,683	(298)
Less effect of preferred stock dividends	--	(243)	(243)	(730)
Non-GAAP net income (loss) applicable to
common stock	$2,508	(73)	$7,440	(1,028)

Denominator for non-GAAP diluted income (loss)
per common share:
Basic weighted-average common shares	27,501	24,847	25,998	24,804
Effect of dilutive stock options	555	--	675	--
Weighted average common shares
outstanding - Diluted	28,056	24,847	26,673	24,804

Non-GAAP income (loss) per
common share – Diluted	$0.09	$(0.00)	$0.28	$(0.04)

CRYOLIFE, INC.
Unaudited Reconciliation of Non-GAAP General, Administrative, and Marketing Expenses
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

General, administrative, and
marketing expense – as reported	$11,240	$8,549	$34,417	$30,106

Adjustments to G&A expense:
Insurance settlement	--	1,993	--	1,993
Stock-based compensation	(601)	(185)	(1,524)	(832)
Post employment benefits	--	--	(786)	(448)

Non-GAAP general, administrative, and
marketing expense	$10,639	$10,357	$32,107	$30,819

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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